Exhibit 99.1

AspenBio Pharma Announces Recent Developments Regarding Human Appendicitis Test

CASTLE ROCK, CO., February 15, 2006 /PRNewswire-FirstCall/ — AspenBio Pharma, Inc. (OTC Bulletin Board: APNB:OB) announced that its U.S. and international patent applications entitled “Methods and devices for diagnosis of appendicitis” have recently been published by the United States Patent Office and the International Bureau of the World Intellectual Property Organization. AspenBio has also recently filed a further separate patent application seeking to expand its worldwide position of intellectual property protection associated with this technology. In connection with the advancement of the test, the Company has also signed a licensing agreement, securing access to a critical technology element which ensures a continuing supply of an important test component.

The goal of the AspenBio technology involves a blood-based test to quickly and accurately assist in diagnosing or ruling out appendicitis. AspenBio has been working for some time in a productive collaboration with Dr. John Bealer, an experienced pediatric surgeon based in Denver, Colorado, to develop and refine the technology.

Techniques currently used by emergency room doctors to diagnose millions of patients complaining of stomach and abdominal pain are expensive, time consuming and can have error rates estimated at between 15% and 40%. Currently no known effective appendicitis diagnostic test is available on the market in the United States or internationally. Based upon preliminary testing performed internally, the AspenBio test process (patent pending) shows early promise as a highly accurate indicator of appendicitis. Significant additional development and testing over the upcoming months will be required to determine the exact commercial product form that would be brought to market. Prior to any product introduction into the marketplace — assuming successful commercial development can be achieved — significant clinical trials and FDA approval would be required, the successful completion of which cannot be assured. It should be noted that the FDA approval process for a diagnostic test such as this is generally much shorter than for a drug and potentially can be achieved in as little as 12 months.

The only other diagnostic product marketed specifically to detect appendicitis was a radiological drug which was designed to be injected into the body and then have the patient X-rayed, this drug was recently pulled from the U. S. market by the FDA.

“Dr John Bealer has been the catalyst in the progress we have made in the development of this technology,” said Richard Donnelly, President and CEO of AspenBio. “AspenBio’s expertise in diagnostic development utilizing proteomics and genomics helped advance this test to the point where we are excited about the possibility of providing a blood test that cost-effectively and accurately assists emergency room personnel to quickly diagnose or rule out appendicitis in patients complaining of abdominal pain.”

Additional information about the potential market for an appendicitis test and the underlying disease condition can be found at: www.appendicitisinfo.com .*

About AspenBio Pharma

AspenBio Pharma, Inc. is an emerging bio-pharmaceutical company dedicated to the discovery, development, manufacture and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and others that have large worldwide market potential. The company was founded to produce purified proteins for diagnostic applications and is now a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. The company has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species. For dairy cows, the company has also created an early pregnancy status diagnostic which is currently in late-stage development. (Company: www.aspenbioinc.com).

This news release includes “forward looking statements” of AspenBio Pharma, Inc. (“APNB”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APNB believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APNB believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APNB. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including development of new products, obtaining additional funding, adverse changes in market conditions, fluctuations in sales volumes, and problems in collecting receivables. Furthermore, APNB does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APNB’s recent filings with the SEC. *No representation or guarantee is made on the accuracy or reliability regarding any information available at indicated sources, and such content may be subject to rights (e.g., copyrights, trademarks) according to such sources.

Contacts: For more information contact: AspenBio Pharma, Inc. Richard Donnelly, CEO 303-794-2000

Investor Relations Liolios Group, Inc. Scott Liolios or Ron Both 949-574-3860